Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203761

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 30, 2015)

$

Southwest Airlines Co.

$                 % Notes Due 2022

$                 % Notes Due 2027

This is an offering by Southwest Airlines Co. of $            million aggregate principal amount of debt securities, consisting of $            million aggregate principal amount of     % Notes Due 2022 (the “2022 notes”), and $            million aggregate principal amount of     % Notes Due 2027 (the “2027 notes” and, together with the 2022 notes, the “notes”).

We will pay interest on the 2022 notes semi-annually in arrears on                  and                 of each year, beginning on                 , 2018. We will pay interest on the 2027 notes semi-annually in arrears on                  and                 of each year, beginning on                 , 2018. The 2022 notes and the 2027 notes will mature on                 , 2022, and                 , 2027, respectively, unless redeemed prior to the applicable maturity date.

In the event of a Change of Control Triggering Event, as defined in this prospectus supplement, with respect to either series of notes the holders of such notes may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. We may redeem some or all of the notes at any time. The redemption prices are discussed under the caption “Description of Notes—Redemption.”

The notes will be unsecured and unsubordinated obligations of our company and will rank equally with all of our other unsubordinated indebtedness. The notes will not be entitled to the benefit of any sinking fund.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-3.

	Per 2022 Note		Total 2022 Notes	Per 2027 Note		Total 2027 Notes
Public Offering Price(i)		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds to Southwest Airlines Co. (before expenses)(i)		%	$		%	$

(i)	Plus accrued interest, if any, from , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, on or about                 , 2017, which is the              business day following the date of this prospectus supplement. See “Underwriting.”

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	Morgan Stanley	Barclays

November           , 2017

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover page of this prospectus supplement.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our” and “us” refer to Southwest Airlines Co.

i

THE OFFERING

Issuer	Southwest Airlines Co., a Texas corporation.

Notes Offered	$ million aggregate principal amount of % Notes Due 2022.

$ million aggregate principal amount of % Notes Due 2027.

Maturity	The 2022 notes will mature on , 2022.

The 2027 notes will mature on , 2027.

Interest Payment Dates	and of each year for the 2022 notes, commencing , 2018. Interest on the 2022 notes will accrue from , 2017, for the first interest payment and from the most recent interest payment date after the first interest payment.

and of each year for the 2027 notes, commencing , 2018. Interest on the 2027 notes will accrue from , 2017, for the first interest payment and from the most recent interest payment date after the first interest payment.

Ranking	The notes will be our direct, unsecured, and unsubordinated obligations and will rank pari passu, or equal in right of payment, with our other unsubordinated indebtedness.

Redemption	We may redeem the 2022 notes at our option at any time prior to , 2022 (one month prior to the maturity date of the 2022 notes, which we refer to as the “2022 Notes Par Call Date”), in whole or in part, and may redeem the 2027 notes at any time prior to , 2027 (three months prior to the maturity date of the 2027 notes, which we refer to as the “2027 Notes Par Call Date”), in whole or in part, in each case, at the redemption price described under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon to the date of redemption. We are not required to establish a sinking fund to retire the notes prior to their applicable maturity.

If we elect to redeem a series of the notes, in whole or in part, on or after the 2022 Notes Par Call Date or the 2027 Notes Par Call Date, as applicable, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Offer to Repurchase	If we experience a change of control and a ratings decline to a rating below investment grade with respect to either series of notes, within a certain period of time following the change of control, we must offer to repurchase all of the applicable series of notes at a price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest thereon to the repurchase date. See “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability to engage in mergers and consolidations or transfer all or substantially all of our assets. See “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from the offering of the notes for general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may create and issue further notes ranking equally and ratably with either series of notes offered by this prospectus supplement in all respects, so that such further notes may, but are not required to, be consolidated and form a single series with the applicable series of notes offered by this prospectus supplement and will have the same terms as to status, redemption, or otherwise.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples thereof of $1,000 in book-entry form and each series of the notes will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trustee, Registrar, and Paying Agent	Wells Fargo Bank, National Association.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

RISK FACTORS

You should carefully review the information included elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus and should particularly consider the following matters.

This prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements are based on, and include statements about, our estimates, expectations, beliefs, intentions, and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “will,” “estimate,” “would,” “could,” “should,” “project,” “plan,” “goal,” and similar expressions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by our forward-looking statements or from historical experience or our present expectations. Known material risk factors that could cause these differences are set forth in our filings with the Securities and Exchange Commission, or SEC, that are incorporated in this prospectus supplement by reference. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the dates of the respective documents. We undertake no obligation to update publicly or revise any forward-looking statements to reflect subsequent events or circumstances. Additional information concerning these and other factors is contained in our filings with the SEC, including, but not limited to, our Forms 10-K, 10-Q, and 8-K.

Risks Relating to the Notes

The notes are subject to prior claims of secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but effectively ranking below our secured indebtedness and structurally ranking below any debt and other liabilities of our subsidiaries. As of September 30, 2017, we had $1,023 million of secured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt. If we incur any additional secured debt, our assets and the assets of our subsidiaries that are security for that debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution, or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The limited covenants in the indenture governing the notes, and the terms of the notes, do not contain financial covenants and provide only limited protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow, or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur any amount or type of indebtedness, including secured indebtedness that would rank effectively senior to the notes to the extent of the value of the assets securing that indebtedness;

•	limit our ability to engage in sale-leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase securities or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings, or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

To the extent we would be required to repurchase the notes of either series upon a Change of Control Triggering Event with respect to that series, we may not have sufficient cash at such time to repurchase all the applicable notes plus all other outstanding series of our notes subject to a Change of Control Triggering Event repurchase obligation.

Each series of notes that we are offering pursuant to this prospectus supplement requires us to repurchase all or any part of each holder’s notes of such series upon the occurrence of a Change of Control Triggering Event, as defined herein, with respect to each series of notes. We have issued, and may in the future issue, new series of notes and enter into additional debt instruments that require us to repurchase or repay the principal amount of debt outstanding (plus, in certain circumstances, a premium) upon the occurrence of a Change of Control Triggering Event or similar event. If such event were to occur, we may not have sufficient financial resources available to satisfy all those obligations. Consequently, we may not be able satisfy our obligations to repurchase your notes upon the terms of the indenture.

Ratings of the notes could be lowered or withdrawn in the future.

We expect that each series of the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold, or sell debt securities since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of each series of notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the applicable maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates each series of notes could have an adverse effect on the trading prices or liquidity of such notes.

An active trading market for the notes of either series may not develop.

There is no existing market for the notes of either series, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes of either series will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for either series of the notes, your ability to sell your notes, or the price at which you will be able to sell your notes. Future trading prices of each series of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to such notes, and the market for similar debt securities.

Any trading market that develops for either series of the notes would be affected by many factors independent of, and in addition to, the foregoing, including:

•	the time remaining to the maturity of the applicable series of notes;

•	the outstanding amount of the applicable series of notes;

•	the terms related to optional redemption of the applicable series of notes; and

•	the level, direction, and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes of each series, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.

THE COMPANY

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and selected near-international markets. We commenced service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities: Dallas, Houston, and San Antonio. As of November 13, 2017, we served 100 destinations in 40 states in the U.S., the District of Columbia, the Commonwealth of Puerto Rico, and ten international countries near the U.S.: Mexico, Jamaica, the Bahamas (Nassau), Aruba, the Dominican Republic, Costa Rica, Belize, Cuba, the Cayman Islands, and the Turks and Caicos Islands. At September 30, 2017, our fleet consisted of 687 Boeing 737 aircraft.

Our financial results and the financial results for airlines in general can be seasonal in nature. In many years, our revenues, as well as our operating income and net income, have been better in our second and third fiscal quarters than in our first and fourth fiscal quarters. Air travel is also significantly affected by general economic conditions, the amount of disposable income available to consumers, unemployment levels, corporate travel budgets, natural disasters, and other factors beyond our control. These and other factors, such as the price of jet fuel in some periods, the nature of our fuel hedging program, the periodic volatility of commodities used by us for hedging jet fuel, and the requirements related to hedge accounting, have created, and may continue to create, significant volatility in our financial results.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We expect our net proceeds from the offering of the notes to be approximately $        million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization at September 30, 2017, and as adjusted for the issuance and sale of the notes (before the underwriting discount and our estimated offering expenses). You should read this table in conjunction with our consolidated financial statements and the accompanying notes that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	Actual	As Adjusted
	(in millions)
Debt (including current maturities of long-term debt):
Revolving credit facility(1)	$—		$—
French Credit Agreements due 2018—2.15%	7		7
Fixed-rate 737 Aircraft Notes payable through 2018—7.03%	3		3
2.75% Notes due 2019	301		301
Term Loan Agreement payable through 2019—6.315%	76		76
Term Loan Agreement payable through 2019—4.84%	19		19
2.65% Notes due 2020	495		495
Term Loan Agreement payable through 2020—5.223%	249		249
737 Aircraft Notes payable through 2020	166		166
Pass Through Certificates due 2022—6.24%	294		294
Term Loan Agreement payable through 2026—2.53%	215		215
3.00% Notes due 2026	300		300
7.375% Debentures due 2027	128		128
Capital Leases	846		846
% Notes due 2022 offered hereby	—
% Notes due 2027 offered hereby	—
Debt discount and issue costs, other	(20)

Total debt	$3,079	$
Stockholders’ equity:
Common stock, $1.00 par value; authorized—2,000,000,000 shares; issued and outstanding—594,544,363 shares	808		808
Capital in excess of par value	1,436		1,436
Retained earnings	12,806		12,806
Treasury stock	(6,114)		(6,114)
Accumulated other comprehensive loss	(136)		(136)

Total stockholders’ equity	8,800		8,800

Total capitalization	$11,879	$

(1)	Our unsecured revolving credit facility provides for up to $1 billion in borrowings. As of September 30, 2017, there were no borrowings outstanding under this facility.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

Nine Months Ended September 30,		Year Ended December 31,
2017	2016	2016	2015	2014	2013	2012
9.31	9.72	9.62	9.60	5.37	3.92	2.49

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus

•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF NOTES

We will issue the 2022 notes and the 2027 notes each as a separate series of debt securities under the indenture referred to in the accompanying prospectus between us and Wells Fargo Bank, National Association, as trustee. The following description, together with the description in the accompanying prospectus under the caption “Description of Debt Securities,” is a summary of the material provisions of each series of notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the applicable series of notes. We have filed a form of the indenture as an exhibit to our registration statement, which includes the accompanying prospectus. This description of the notes supplements, and, to the extent it is inconsistent with, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. Each series of notes is a series of our debt securities as that term is used in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes of either series as described under the captions “Description of Debt Securities—Defeasance” and “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus.

Principal, Maturity and Interest

The 2022 notes will mature on                 , 2022, and the 2027 notes will mature on                 , 2027. The notes will be our senior unsecured obligations, initially limited to $        million aggregate principal amount of 2022 notes and $        million aggregate principal amount of 2027 notes. We may from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of either series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes of such series so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest as the applicable series of notes previously issued, and such additional notes will form a single series with the notes of such series previously issued.

Interest on the 2022 notes will accrue from                 , 2017, at the rate of     % per year and will be payable semi-annually on each                  and                 , commencing                 , 2018. Interest on the 2027 notes will accrue from                 , 2017, at the rate of     % per year and will be payable semi-annually on each                  and                  , commencing                 , 2018. We will make each interest payment on the 2022 notes to the persons in whose name the 2022 notes are registered at the close of business on the relevant                  and                  preceding the applicable interest payment date, and we will make each interest payment on the 2027 notes to the persons in whose name the 2027 notes are registered at the close of business on the relevant                  and                  preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, or maturity date of a particular series of notes falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, redemption date, or maturity date, and, unless we default on the payment, no interest will accrue for the period from and after the interest payment date, redemption date, or maturity date on the applicable series of notes. “Business day” means a day other than a Saturday, a Sunday, or a day on which banking institutions in Dallas, Texas, are authorized or obligated to close.

Initially, all notes will be issued in global form as indicated under “—Book-Entry, Delivery, and Form” below. We may make payments on any notes that are later issued in certificated form at the corporate trust office of the trustee in Dallas, which is currently located at 1445 Ross Avenue, Suite 4300, Dallas, Texas 75202.

Redemption

We will have the right to redeem the notes, in whole or in part, at any time. If the 2022 notes are redeemed at any time prior to the 2022 Notes Par Call Date (as defined below) or the 2027 notes are redeemed at any time prior to the 2027 Notes Par Call Date (as defined below), such notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes that would have been made if the notes matured on the applicable Par Call Date (as defined below) (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points in the case of the 2022 notes and plus          basis points in the case of the 2027 notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date. If the 2022 notes or the 2027 notes are redeemed on or after the applicable Par Call Date, such notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. In either case, the redemption is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

For purposes of determining the redemption price, the following definitions are applicable:

“2022 Notes Par Call Date” means                 , 2022 (one month prior to the maturity date of the 2022 notes).

“2027 Notes Par Call Date” means                 , 2027 (three months prior to the maturity date of the 2027 notes).

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the series of the notes to be redeemed, calculated as if the maturity date of such notes were the applicable Par Call Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Par Call Date” means each of the 2022 Notes Par Call Date and the 2027 Notes Par Call Date.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by the Quotation Agent on the third business day preceding the redemption date.

Any such redemption may, at our discretion, be conditioned upon (i) the occurrence of a Change of Control or (ii) the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of the satisfaction of all conditions as soon as practicable following occurrence of the conditions. We will provide notice of any waiver of a condition or failure to meet such conditions no later than the redemption date.

There will be no sinking fund for the notes.

Redemption Procedures

We will provide not less than 20 nor more than 60 days’ notice sent to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

If fewer than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in such manner as it shall deem appropriate and fair (or, in the case of notes issued in global form, by such other method as The Depository Trust Company (“DTC”) may require); provided, however, that the notes will be redeemed only in the minimum denominations of $2,000 and integral multiples thereof of $1,000.

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to either series of the notes, unless we have otherwise exercised our right to redeem the notes of such series, each holder of notes of such series will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to either series of notes, or at our option, prior to any Change of Control but after the public announcement of the Change of Control, unless we have otherwise exercised our right to redeem the notes of such series, we will be required to deliver a notice to each holder of such notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders electing to have their notes purchased pursuant to a Change of Control Offer must surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of DTC, before the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer with respect to the 2022 notes or the 2027 notes if a third party makes such an offer in the manner, at the times, and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of the applicable series validly tender and do not withdraw their notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of either series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of either series of notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the 2022 notes or the 2027 notes, as applicable, by virtue of any such conflict.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not and the notes will not contain any other provisions that permit the holders of either series of notes to require us to repurchase or redeem the notes of such series in the event of a takeover, recapitalization, or similar transaction.

As used herein:

“Below Investment Grade Rating Event” means the rating on the notes of either series is lowered by each of the Rating Agencies and the notes of such series are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us and the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged, or changed measured by voting power rather than number of shares, other than any such transaction where:

(a) our outstanding Voting Stock is reclassified, consolidated, exchanged, or changed for other Voting Stock of ours or for Voting Stock of the surviving corporation, and

(b) the holders of our Voting Stock immediately before that transaction own, directly or indirectly, not less than a majority of our Voting Stock or the Voting Stock of the surviving parent corporation immediately after such transaction and in substantially the same proportion as their ownership in us before the transaction.

“Change of Control Triggering Event” means, with respect to each series of notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event, with respect to such series.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s, and S&P, and (2) if any of Fitch, Moody’s, or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s, or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Ranking

The notes will be our direct, unsecured, and unsubordinated obligations. The notes will rank pari passu, or equal in right of payment, with all of our other unsubordinated indebtedness and senior in right of payment to all of our future subordinated debt. The indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Denominations

The notes will be issuable in minimum denominations of $2,000 and integral multiples thereof of $1,000.

No Listing

We do not intend to list the notes on any securities exchange.

Book-Entry, Delivery, and Form

The notes of each series will be issued initially in the form of one or more global notes registered in the name of DTC or its nominee, or through the accounts that Clearstream Banking, S.A., or Euroclear Bank SA/NV, maintains as a participant in DTC, as described under the caption “Description of Debt Securities—Global Securities” in the accompanying prospectus. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances, as described under the caption “Description of Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters of the notes), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Settlement for each series of notes will be made in same-day funds. We will make all payments of principal and interest on any notes held by DTC in immediately available funds. To the extent any notes are held by DTC, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of Texas.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership, and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial authority, and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Congress is currently considering certain legislative proposals that, if enacted, would result in significant changes to U.S. federal tax laws. We cannot assure you that any change in law will not significantly alter the tax considerations that we describe in this discussion. In addition, we cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning, or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), or the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	brokers and dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion, or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner or a partnership considering an investment in the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE

ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Redemption” and “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement, or other taxable disposition of a note equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement, or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in “—Interest on the Notes.” Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement, or other taxable disposition. Long-term capital gains of individuals, estates, and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange, or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain U.S. holders that are estates or trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain types of property, such as the notes, less certain deductions. You are encouraged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussions of backup withholding and FATCA withholding below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners, or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussions of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement, or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

•	you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement, or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in “—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement, or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described above in “—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor IRS Form W-8) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and Morgan Stanley & Co. LLC are acting as representatives, has agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes of each series set forth opposite the underwriter’s name in the following table:

Underwriters	Principal Amount of 2022 Notes	Principal Amount of 2027 Notes
Citigroup Global Markets Inc.	$	$
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters severally and not jointly to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at the public offering prices less a concession not to exceed     % of the principal amount of the 2022 notes and     % of the principal amount of the 2027 notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed     % of the principal amount of the 2022 notes and     % of the principal amount of the 2027 notes to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and other selling terms.

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $500,000.

We have agreed to indemnify the underwriters, severally and not jointly, against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates perform, and may perform in the future, various financial advisory, investment banking, and commercial banking services from time to time for us and our affiliates, for which they receive, or will receive, customary fees and expense reimbursement. In particular, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is a co-administrative agent and the paying agent for our revolving credit facility, Barclays Bank PLC, an affiliate of Barclays Capital Inc., is the syndication agent for our revolving credit facility, and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, are documentation agents for our revolving credit facility. The underwriters and their affiliates also may be lenders under the revolving credit facility, and certain of the underwriters and their affiliates are lenders under term loans to which we are party or which we guarantee.

In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their respective affiliates. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

There are currently no public trading markets for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in each series of the notes. However, they are not obligated to do so and may discontinue any market-making in the notes of either series at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for either series of the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable.

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the              business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+     , to specify alternative settlement arrangements to prevent a failed settlement.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of each series of the notes. Such transactions consist of bids or purchases to peg, fix, or maintain the price of either series of the notes. If the underwriters create a short position in either series of the notes in connection with the offering, i.e., if they sell more notes of a series than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing such notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of either series of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes described in this prospectus supplement to the public in that Member State other than:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes above shall require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a Member State will be deemed to have represented, acknowledged, and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as such expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Member State.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on our behalf or on behalf of the underwriters.

This prospectus supplement and the accompanying prospectus (including any amendment thereto) and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

Each underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The underwriters represent, warrant and agree that (i) they have not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning thereof; and (ii) they have not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act (the “FIEA”). The underwriters have agreed that it has not, directly or indirectly, offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

The underwriters acknowledge that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters represent, warrant and agree that they have not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person, or to any person pursuant to Section 275(1A) and in accordance with the provisions specified in Section 275 of the SFA; (ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (iii) where no consideration is or will be given for the transfer; (iv) where the transfer is by operation of law; (v) as specified in Section 276(7) of the SFA; or (vi) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Republic of China

The notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2 of Article 4 of the Financial Consumer Protection Act of the Republic of China, which currently include: (i) overseas or domestic banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more details in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission of the Republic of China (the “FSC”), (ii) overseas or domestic fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the Republic of China Securities Investment Trust and Consulting Act, the Republic of China Future Trading Act or the Republic of China Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the FSC. Purchasers of the notes are not permitted to sell or otherwise dispose of the notes except by transfer to the aforementioned professional institutional investors.

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of, and have been prepared without regard to the disclosure standards for issuance prospectuses under, article 652a or article 1156 of the

Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

None of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to this offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and for the underwriters by Jones Day, Dallas, Texas.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K) until we sell all the notes.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016; including those portions of our Proxy Statement on Schedule 14A filed on April 11, 2017 that are specifically incorporated by reference into such Annual Report on Form 10-K;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017; and

•	Current Reports on Form 8-K filed on January 12, 2017, May 22, 2017 (as amended on October 3, 2017), May 25, 2017, July 3, 2017, and November 14, 2017.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement or the accompanying prospectus.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co. c/o Investor Relations

P. O. Box 36611, HDQ-6IR

2702 Love Field Drive

Dallas, Texas 75235

(214) 792-4908

PROSPECTUS

Southwest Airlines Co.

DEBT SECURITIES

and

COMMON STOCK

We may offer and sell our unsecured debt securities and shares of our common stock from time to time in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS THAT ARE REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE ANY INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 30, 2015.

You should rely only on the information contained in this prospectus or any prospectus supplement or information contained in documents that you are referred to in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Southwest,” “we,” “us,” “our” and the “company” each refers to Southwest Airlines Co. and its consolidated subsidiaries, unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions, and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “will,” “estimate,” “should,” “project,” and similar expressions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by Southwest’s forward-looking statements or from historical experience or Southwest’s present expectations. Known material risk factors that could cause these differences are set forth in our filings with the SEC that are incorporated in this prospectus by reference or that are stated in a prospectus supplement to this prospectus under the caption “Risk Factors.” Caution should be taken not to place undue reliance on the company’s forward-looking statements, which represent the company’s views only as of the dates of the respective documents. The company undertakes no obligation to update publicly or revise any forward-looking statements to reflect subsequent events or circumstances.

ABOUT SOUTHWEST AIRLINES CO.

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and selected international markets. Our principal executive offices are located at 2702 Love Field Drive, P.O. Box 36611, Dallas, Texas 75235, and our telephone number is (214) 792-4000. We maintain a website on the Internet at http://www.southwest.com. Information that you may find on this website is not part of this prospectus.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as the cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from any offering of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issuance of securities. Such general corporate purposes may include, among other possible uses, the repayment of short-term or long-term indebtedness and capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Three Months Ended March 31,	Year Ended December 31,
2015	2014	2013	2012	2011	2010
7.96	5.37	3.92	2.49	1.66	2.99

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus

•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under a contract called the indenture between us and Wells Fargo Bank, N.A., which acts as trustee. We may issue as many distinct series of debt securities under the indenture as we wish.

The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Default and Related Matters — Remedies if an Event of Default Occurs.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Texas law. A copy of the indenture may be obtained from us as described below under “Incorporation of Certain Documents by Reference.”

This section summarizes the material terms of the debt securities that we expect will be common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning for only the more important terms. You must look to the indenture for the most complete description of what is described in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance”;

•	if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities (including its convertibility into our common stock).

Legal Ownership

Street Name and Other Indirect Holders. Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “Legal Ownership — Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership — Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated. In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•	When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable, we may block the transfer or exchange of debt securities for a period beginning 15 days before the day we mail the notice of redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents. We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in Dallas, Texas. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. However, if the debt securities are represented by a global security, we will make payments to the depositary by wire.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices. We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events. We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	Where we consolidate or merge out of existence or sell or convey all or substantially all of our assets, the other entity must be organized under the laws of a state or under federal law, and it must agree to be legally responsible for the debt securities.

•	Immediately after the merger, sale of assets or other transaction, we must not be in default on the debt securities. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	extend the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable on an original discount security upon acceleration of the maturity of the debt security following a default;

•	impair your right to sue for payment; and

•	reduce the percentage of the principal amount of debt securities of any series or all series (voting as one class) the consent of which is needed to modify or amend the indenture.

Changes Requiring a Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by the holders of debt securities owning at least a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect the interests of holders of the debt securities described in the next paragraph. We may obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default unless we obtain an individual consent to the waiver from every holder.

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect the interests of holders of the debt securities. Holders of debt securities will also not be eligible to vote if the debt securities have been fully defeased as described below under “Defeasance.”

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•	we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•	all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Ranking. The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally in contractual right of payment with all of our other unsubordinated indebtedness.

Events of Default. You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security when due.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We remain in breach of any other covenant or agreement in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the outstanding principal amount of debt securities of the affected series.

•	We default on any indebtedness for borrowed money totaling over $50,000,000 and our obligation to repay such indebtedness is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default by the trustee or holders of at least 25% of the outstanding principal amount of the affected debt securities.

•	We file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non-payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Concerning the Trustee

The trustee under the indenture is Wells Fargo Bank, N.A.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture) it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws (each as amended and restated and in effect on the date hereof). The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), and the common and constitutional law of Texas. Our certificate of formation was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and our bylaws were filed as Exhibit 3.1 to our Current Report on Form 8-K filed on November 20, 2009. You are encouraged to read these documents.

We are authorized to issue 2,000,000,000 shares of common stock, $1.00 par value, of which 668,296,625 shares were outstanding on April 28, 2015. Our common stock is traded on the NYSE under the symbol “LUV.” We are not authorized to issue shares of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or our certificate of formation, the act of the shareholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present; provided that, for purposes thereof, all abstentions and broker nonvotes shall not be counted as voted either for or against such matter. Directors shall be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present; provided that, if the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. For purposes thereof, (i) a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and (ii) abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director.

Dividend Rights

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Certain Business Combination Restrictions

Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although we may elect to exclude ourselves from the restrictions imposed by Section 21.606, our certificate of formation does not do so.

Other

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information, as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K) until we sell all the securities:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 6, 2015, and Amendment No. 1 to the Form 10-K filed on February 11, 2015;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on April 30, 2015; and

•	The description of our common stock contained in our Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co. c/o Investor Relations

P.O. Box 36611, HDQ-6IR

2702 Love Field Drive

Dallas, Texas 75235

(214) 792-4908

$

Southwest Airlines Co.

$                 % Notes Due 2022

$                 % Notes Due 2027

PROSPECTUS  SUPPLEMENT

November     , 2017

Joint Book-Running Managers

Citigroup

Goldman Sachs & Co. LLC

Morgan Stanley

Barclays